Exhibit 10.28

[Rigel Letterhead]

March 18, 2002

Elliott B. Grossbard, M.D.

443 Lake Street

San Francisco, CA

94118

Re:  Employment Terms

Dear Elliott:

Rigel Pharmaceuticals, Inc. (the Company) is pleased to offer you the position of Senior Vice President, Medical Development reporting to James Gower, on the following terms. You will be responsible for all duties customarily associated with this position, and such duties as may be assigned to you by the Company from time to time. You will work at our facility located at 240 E. Grand Ave, South San Francisco, California. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

Your initial annual salary will be $275,000 (less all required withholdings and any voluntary payroll deductions) and will be reviewed periodically. In addition, Rigel currently offers a Company Bonus Plan with the successful attainment of Company goals. You will be eligible for the Company’s standard benefits, including medical insurance, vacation, sick leave, and holidays. Details about these benefits are available for your review upon request. The Company may modify compensation and benefits from time to time as it deems necessary. Additionally, management will recommend approval by the Company’s Board of Directors, at its next regular meeting after commencement of your employment, the grant to you, your “stock option,” to purchase 250,000 (two hundred fifty thousand) shares of the Company’s common stock. Your “stock option” will vest during your employment over four years for full vesting at your 4th employment anniversary; provided however, if solely as a result of a change of conrol of the Company your employement is terminated or your responsibilities are substantially diminished prior to April 1, 2004, the unexercisable portion of Stock Option will vest and become immediately exercisable.

As a Rigel employee, you will be required to sign and comply with the Company Proprietary information and Inventions Agreement, attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Company proprietary information.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. Please be aware that your first six months of employment are considered an Employment Evaluation Period, although your employement will remain at-will at all times, even after the Employment Evaluation Period ends. For specific information on this policy, please talk to your Manager and/or Human Resources Representative.

You agree that, for one (1) year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates in order to become an employee for any other person or business entity and that you sign an agreement to that effect upon commencing employment.

To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims), with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement, arising from or regarding your employment or the termination thereof, or the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration under the then-existing Rules of Practice and procedure of Judicial Arbitration and Mediation Services, Inc. (JAMS), which shall be conducted in San Francisco, California.

This Agreement, including Exhibit A constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and shall be deemed drafted by both parties.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

As acceptance to employment at the Company under the terms described above, please sign and date this letter and Exhibit A, and return them to Rick Ross, Senior Director, Human Resources. We are very excited that you are joining our Team and look forward to your start date of April 1, 2002.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

RIGEL PHARMACEUTICALS, INC.

/s/ James Gower
James Gower
Chairman and CEO

Accepted:

/s/ Elliott Grossbard
Elliott Grossbard

3/20/02
Date